Exhibit 10.3

INPIXON

TRANSACTION BONUS PLAN

July 24, 2023

1. Purpose.

(a) Inpixon, a Nevada corporation (the “Company”), has completed a reorganization transaction involving the transfer of its CXApp and enterprise app business lines to a subsidiary of the Company followed by a distribution of shares of such subsidiary to the Company’s securityholders and a subsequent business combination transaction between such former subsidiary and KINS Technology Group Inc. (a special purpose acquisition company renamed CXApp, Inc. upon consummation of such business combination) (the “Completed Transaction”).

(b) This Transaction Bonus Plan (the “Plan”) is intended to compensate certain current and former employees and service providers for the successful consummation of the Completed Transaction.

2. Definitions.

(a) “Board” means the board of directors of the Company.

(b) “Change of Control” shall mean the occurrence of any of the following events:

(i) the acquisition by any one person, or more than one person acting as a group (for these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company), (“Person”) that is or becomes the owner, directly or indirectly, of stock of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s outstanding stock, provided that, a Change of Control shall not occur if any Person owns more than fifty percent (50%) of the total voting power of the Company’s stock and acquires additional stock; or

(ii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this Section 2(b)(ii), the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer; or (2) a transfer of assets by the Company to: (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s securities; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (C). For purposes of this clause (ii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For the avoidance of doubt, a liquidation, dissolution or winding up of the Company, or assignment for the benefit of creditors shall not constitute a Change of Control event for purposes of this Plan.

(c) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code or regulation thereunder shall include such Section or regulations, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

(d) “Individual Percentage” means the percentage specified for a particular Participant listed on Schedule 2.

(e) “Participants” means each current or former employee or other service provider identified on the Schedules that is eligible for a Transaction Bonus.

(f) “Plan” means this Inpixon Transaction Bonus Plan.

(g) “Schedules” means each of the schedules described in Section 3 and attached to this Plan.

(h) “Transaction Bonus” means the cash bonus amounts payable to eligible Participants as provided in Section 3 of this Plan.

(i) “Transaction Value” means $70,350,000.

3. Transaction Bonus. The Participants as set forth on each applicable Schedule are eligible for the following Transaction Bonus:

(a) Completed Transaction: In consideration of services rendered in connection with the Completed Transaction, the Participants set forth on:

(i) Schedule 1 are each eligible for a cash bonus in the aggregate amount equal to 100% of their aggregate annual base salary in effect as of the end of the fiscal year ended December 31, 2022, in each case as set forth beside such Participant’s name on Schedule 1; provided, however, that such Participants shall not be entitled to receive a bonus unless the applicable Participant has executed, within twenty-one (21) days (or, if greater, the minimum period required by applicable law) following receipt, and has not revoked prior to the expiration of any revocation rights afforded to such Participant by applicable law, the Release of Claims and Confidentiality Agreement in substantially the form attached here as Exhibit A; and

(ii) Schedule 2 are eligible for a cash bonus in an amount equal to an aggregate of four percent (4%) of the Transaction Value attributed to the Completed Transaction (the “Completed Transaction Pool”), such that each Participant’s allocable share of the Completed Transaction Pool will be equal to the product of (x) the Completed Transaction Pool multiplied by (y) the Participant’s Individual Percentage set forth in Schedule 2, as adjusted under Section 4(b) to the extent necessary.

4. Distributions.

(a) Completed Transaction. Provided that the conditions for payment in Section 3(a) have been satisfied, one hundred percent (100%) of the bonus amounts payable pursuant to Section 3(a) of this Plan shall be distributed and paid to eligible Participants prior to September 30, 2023, provided, however in the event of the consummation of a transaction that results in a Change of Control, all amounts payable pursuant to Section 3(a) of this Plan shall become due and payable upon the date of the Closing of such Change of Control transaction.

(b) Parachute Payments.

(i) Notwithstanding Section 3, in the event that any Participant shall become entitled to payment and/or benefits provided by the Plan or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company or other person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code (the “Code”) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority), the Company shall pay to the Participant the greater of the following, whichever yields to the Participant the highest net after-tax amount (after taking into account federal, state, local and social security (including Medicare) taxes at the maximum marginal rates) (x) the Company Payments or (y) one dollar less than the amount of the Company Payments that would subject the Participant to the Excise Tax. In the event that the Company Payments are required to be reduced pursuant to the foregoing sentence, then the Company Payments shall be reduced as mutually agreed between the Company and the Participant.

(ii) For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”) such Company Payments (in whole or in part) either expressly do not constitute “parachute payments,” or represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants. All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and the Participant at such time as it is requested by the Company or the Participant. If the Accountants determine that payments under the Plan must be reduced pursuant to this paragraph, they shall furnish the Participant with a written opinion to such effect. The determination of the Accountants shall be final and binding upon the Company and the Participant.

(iii) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Participant shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Participant, but the Participant shall control any other issues. In the event the issues are interrelated, the Participant and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Participant shall make the final determination with regard to the issues. In the event of any conference with any taxing authority regarding the Excise Tax or associated income taxes, the Participant shall permit the representative of the Company to accompany the Participant, and the Participant and the Participant’s representative shall cooperate with the Company and its representatives.

5. Administration.

(a) The Board has empowered the Compensation Committee of the Board (the “Committee”) to interpret and administer the Plan, whose actions shall be final and binding on all persons, including the Participants.

(b) No member of the Board or Committee will be liable for any action or determination made by the Committee with respect to the Plan or any distribution paid under the Plan. All expenses and liabilities that members of the Committee incur in connection with the administration of the Plan shall be borne by the Company or its successor in a Change of Control transaction. No members of the Committee or Board shall be personally liable for any action, determination, or interpretation made in good faith with respect to this Plan or any distribution paid hereunder, and all members of the Committee and Board shall be fully indemnified and held harmless by the Company or its successor in a Change of Control transaction in respect of any such action, determination, or interpretation.

6. Amendment or Termination of the Plan.

(a) The Board at any time, and from time to time, may amend or terminate the Plan in any manner in its sole discretion as to any Participant prior to the completion of all payments to such Participant under the terms of the Plan.

(b)  The Plan shall automatically terminate upon the earlier of (i) the completion of all payments under the terms of the Plan, or (ii) a determination by the Board to terminate the Plan, consistent with Section 6(a) above.

7. No Guarantee of Future Service.

Selection of an individual as a Participant under the Plan shall not provide any guarantee or promise of continued service of such Participant with the Company (or any of its subsidiaries), and the Company (or any subsidiary employing Participant) retains the right to terminate the employment of any employee at any time, with or without cause, for any reason or no reason, except as may be restricted by law or contract.

8. No Equity Interest.

Neither the Plan nor any distribution hereunder creates or conveys any equity or ownership interest in the Company or any rights commonly associated with such interests, including, without limitation, the right to vote on any matters put before the shareholders of the Company.

9. Tax Withholding.

The Company shall withhold from any distributions under the Plan any amount required to satisfy the Company’s income and employment tax withholding obligations under federal, state, and local law.

10. Nonassignability.

To the maximum extent permitted by law, a Participant’s rights or benefits under the Plan shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.

11. Code Section 409A.

(a) It is intended that the Plan comply with Section 409A of the Code and all other applicable IRS guidance issued with respect to Section 409A (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under the Plan shall be treated as a separate payment. The Company and the Participants will work together in good faith to consider either (i) amendments to the Plan; or (ii) revisions to the Plan with respect to any payments made hereunder, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Participant under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.

(b) Notwithstanding any other provision of the Plan, if any payment provided to a Participant in connection with such Participant’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment shall not be paid until the first payroll date to occur following the six (6)-month anniversary of the termination date or, if earlier, on the Participant’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter any remaining payments shall be paid without delay in accordance with their original schedule.

12. Choice of Law.

All questions concerning the construction, validation and interpretation of the Plan will be governed by the law of the State of California without regard to its conflict of laws provisions.

13. Headings.

The headings in the Plan are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

Schedule 1

Schedule 2